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CHIRON                                                              NEWS RELEASE


RELEASE DATE:     Immediate

CONTACT:          Larry Kurtz
                  Vice President, Corporate Communications
[Logo]            Chiron Corporation
                  (510) 601-2476
                  or
                  Robert T. Abbott, Ph.D.
                  President and CEO
                  Viagene, Inc.
                  (619) 452-1288

                       CHIRON AND VIAGENE REACH AGREEMENT
                        FOR GENE THERAPY STRATEGIC MERGER

EMERYVILLE, CALIF., AND SAN DIEGO, APRIL 24, 1995 -- Chiron Corporation (NASDAQ:CHIR) and Viagene Inc., (NASDAQ:VIGN), which have had a collaboration in gene therapy, announced today that they have signed a definitive agreement to effect a strategic merger that would enable Chiron to achieve synergies of the gene therapy research, development and manufacturing capabilities of the two companies. Under terms of the agreement, Chiron will acquire the outstanding common shares of Viagene not already owned by Chiron through a combination of cash and shares of Chiron common stock, resulting in 40 percent of the consideration constituting cash and 60 percent of the consideration constituting shares of Chiron common stock. Pursuant to the transaction, Viagene stockholders may elect between receiving $9 of cash or 0.155 of a share of Chiron common stock for each share of Viagene common stock, subject to proration. The transaction is intended to be a tax-free exchange for Viagene stockholders to the extent of the Chiron common stock received in the transaction.

     Chiron, which already owns approximately 2.0 million shares of Viagene common stock, representing approximately 17 percent of Viagene's outstanding common stock, will issue approximately one million new shares of common stock to complete the acquisition. The total value of the consideration paid for the shares of Viagene not owned by Chiron is approximately $95 million, based on the closing price of Chiron common stock on April 21, 1995, and the assumption that all Viagene options and warrants not held by Chiron are exercised prior to the transaction.
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Chiron-Viagene Strategic Merger
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     The merger will be accounted for using the purchase method of accounting and will result in a charge to earnings in the quarter in which the transaction is completed, as a significant portion of the purchase price will be expensed as the acquisition of in-process technology.

     The transaction is subject to approval by Viagene stockholders and to other regulatory approvals. The two companies expect to complete the transaction during the third quarter of 1995. Viagene stockholders, other than Chiron, who own approximately 21 percent of Viagene's outstanding common stock have agreed to vote for the transaction.

     In addition, representatives of Chiron and Viagene have met with management of The Green Cross Corporation of Japan, with whom Viagene has an important collaboration in gene therapy for HIV infection, and which owns approximately 11 percent of Viagene's outstanding common stock. Green Cross top management expressed support for the merger and indicated its intent to continue and potentially further develop its collaboration in gene therapy with the Viagene group of Chiron, and indicated that it will take the necessary steps to formally support the transaction.

     "We believe that gene therapy is an important enabling technology that will yield innovative healthcare products across a broad spectrum of indications, in particular for cancer and infectious disease, where Chiron has longstanding programs, products, and businesses," said William J. Rutter, Ph.D., Chiron chairman. "This transaction further consolidates our gene therapy program, enhances our proprietary position in the field and will create a magnet for attracting therapeutic products for delivery through our systems."

     "Viagene has both viral and non-viral gene transfer technology, the most-advanced manufacturing facility for gene therapy products, and the most clinical experience, all of which are significant advantages in a competitive field," said Lewis T. "Rusty" Williams, M.D., Ph.D., Chiron senior vice president and president, Chiron Technologies. "The combination of our programs will provide opportunities to leverage capabilities and economize efforts, and focus expenses on research and clinical trials."
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Chiron-Viagene Strategic Merger
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     "In addition," Williams continued, "we will aggressively seek partners to participate in the development and commercialization of our products and technology. Together with Chiron's other collaborations in the gene therapy field, the combination with Viagene establishes a clear leadership position in what is rapidly emerging as one of the most-promising technologies for developing new therapeutic products."

     "Chiron has proven to be a valuable partner in helping Viagene build its position as the leading gene therapy company," said Robert Abbott, Ph.D., president and chief executive officer. "The combined effort will accelerate the commercialization of Viagene's technology. The structure of the transaction will allow Viagene stockholders to select a cash return on their investment or to participate, as equity owners in Chiron through a tax-free exchange, in a more-diversified biotechnology enterprise that includes the continued development of Viagene's gene therapy technology. The strategic merger of Viagene into Chiron provides enhanced resources and added means for a potentially more aggressive approach to capturing commercial value from gene therapy."

     Chiron and Viagene began collaborating on the development of gene transfer products for the prevention and treatment of cancer and gene therapy drug activation technology for the prevention and treatment of a broad range of human diseases in November 1993. In April 1994, the two companies began a clinical trial of the tandem use of Viagene's gamma interferon gene therapy product and Chiron's recombinant interleukin-2 (IL-2) in patients with advanced metastatic melanoma.

     Viagene, headquartered in San Diego, was founded in 1987 and went public in late 1993, and is among the first biotechnology companies to enter the field of gene therapy. Viagene is applying proprietary gene transfer technology to the development of drugs that allow therapeutic proteins to be produced directly inside cells. This new class of drugs provides the opportunity to augment normal cellular functions that help prevent or mediate disease, as well as the opportunity to replace or inactivate disease-causing genes.

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Chiron-Viagene Strategic Merger
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     Viagene's patent applications cover the delivery of both genes that produce antigens and genes that increase antigen recognition by the immune system. Its products are focused on the treatment of severe viral infections, cancers and other serious diseases.

     Viagene has initiated eight Phase 1 human clinical trials and in late 1994 began the first Phase 2 clinical trial studying gene transfer products. The indications in which Viagene's gene therapy products are being studied include malignant melanoma (a form of skin cancer), renal cell carcinoma (a form of kidney cancer), neuroblastoma (a form of childhood cancer), and a series of trials in HIV infection. In the nine clinical trials together, Viagene's gene therapy products have been tested in more than 200 individuals, the largest collective clinical experience of any gene therapy company.

     Chiron Corporation, headquartered in Emeryville, California, applies biotechnology and other techniques of modern biology and chemistry to develop products intended to improve the quality of life by diagnosing, preventing and treating human disease. Chiron participates in four markets: 1) diagnostics, including immunodiagnostics, critical care diagnostics and quantitative bDNA probe tests; 2) therapeutics for cancer and infectious disease; 3) adult and pediatric vaccines, and 4) ophthalmic instruments and devices used for the surgical correction of vision. Additional research programs are underway in gene therapy and gene transfer, combinatorial chemistry, cardiovascular disease and critical care.

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